Exhibit 8.1

October 23, 2012
Nissan Auto Lease Trust 2012-B Nissan Auto Leasing LLC II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067
Re: Nissan Auto Lease Trust 2012-B Registration Statement on Form S-3 Registration Nos. 333-170956 and 333-170956-05
Ladies and Gentlemen:

We have acted as special tax counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”) in connection with the offering of $107,000,000 aggregate principal amount of the Class A-1 Asset Backed Notes, $143,000,000 aggregate principal amount of the Class A-2a Asset Backed Notes, $196,000,000 aggregate principal amount of the Class A-2b Asset Backed Notes, $214,000,000 aggregate principal amount of the Class A-3 Asset Backed Notes and $90,000,000 aggregate principal amount of the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus supplement dated October 17, 2012 (the “Prospectus Supplement”), and the base prospectus dated October 12, 2012 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder. As described in the Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2012-B, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (as amended and restated, the “Trust Agreement”) between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition herein have the respective meanings set forth in the Prospectus.

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

Nissan Auto Lease Trust 2012-B

October 23, 2012

As special tax counsel to the Depositor, we have advised the Depositor with respect to material federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Prospectus. Such advice has formed the basis for the statements in the Base Prospectus forming part of the above-captioned registration statement under the captions “SUMMARY OF TERMS – TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” and the statements in the Prospectus Supplement forming part of the above captioned registration statement under the captions “SUMMARY – TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.” As discussed in the Base Prospectus under the heading “Material Federal Income Tax Consequences,” and in the Prospectus Supplement under the headings “SUMMARY – TAX STATUS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” it is our opinion that, for federal income tax purposes, (1) the Issuing Entity will not be classified as an association or a publicly traded partnership taxable as a corporation, and (2) the Notes (other than the Tax Retained Notes, if any) will be characterized as debt.

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.

This opinion letter is furnished by us as special tax counsel for the Depositor and may be relied upon only in connection with the transactions contemplated by the Indenture or the Trust Agreement, as applicable. It may not be used or relied upon for any other purpose. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in laws.

We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Prospectus, including this exhibit.

Respectfully submitted,

/s/ Winston & Strawn LLP